FOR IMMEDIATE RELEASE
Forrester Research Reports 17 Percent Revenue Increase
For First Quarter
CAMBRIDGE, Mass., May 1, 2007 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced total revenues for its first fiscal quarter ended March 31, 2007 of $47.3 million, an increase of 17 percent from last year’s first quarter. The company also reported that Forrester ended the quarter with cash and marketable securities of $228.4 million, compared with $207.8 million at the end of 2006.
“We are very pleased to report strong growth in both revenue and cash in our first quarter. Revenue, client retention, and deferred revenue all showed solid results,” said George F. Colony, Forrester’s chairman of the board, chief executive officer, and acting chief financial officer. “Also during Q1, we launched our new role-based strategy, and early indications are that it is resonating favorably with our client base.”
Because of the previously announced ongoing investigation into its stock option granting practices and the need to restate historical financial statements, Forrester is not in a position to provide, on either a GAAP or pro forma basis, operating expense, operating income, net income, or earnings per share information on a historical basis or as part of a business outlook pending the completion of the restatement process. Forrester has not yet completed its assessment of materiality for each prior period, nor has it determined the full amount of any such charges, the resulting tax and accounting impact, or which periods may require restatement. The company does not expect that the anticipated restatement will have any impact on its previously reported revenues or cash positions.
Full-Year 2007 Revenue Outlook
Forrester’s first quarter revenue of $47.3 million exceeded guidance of $44 to $46 million as provided in its February 14, 2007 earnings press release. At this time, the company is reiterating its full-year 2007 revenue guidance of $207 to $212 million.
Forrester Research, Inc. (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. For more than 23 years, Forrester has been making leaders successful every day through its proprietary research, consulting, events and peer-to-peer executive programs. For more information, visit www.forrester.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for 2007 and the potential for adjustments to financial results previously reported. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual activities and results to be materially different from those set forth in the forward-looking statements. Important factors
- More -

Forrester Selected First-Quarter 2007 Financial Information / Page 2
that could cause actual activities and results to differ include, among others, the outcome of the pending review of Forrester’s stock option practices and the anticipated restatement of financial statements for prior periods, Forrester’s ability to anticipate business and economic conditions, technology spending, market trends, competition, industry consolidation, the ability to attract and retain professional staff, possible variations in Forrester’s quarterly operating results, risks associated with Forrester’s ability to offer new products and services, and Forrester’s dependence on renewals of its membership-based research services and on key personnel. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

Phyllis Paparazzo	Karyl Levinson
Director, Investor Relations	Vice President, Corporate Communications
Forrester Research, Inc.	Forrester Research, Inc.
+1 617.613.6234	+1 617.613.6262
ppaparazzo@forrester.com	press@forrester.com
© 2007, Forrester Research, Inc. All rights reserved.